Exhibit 21.1

GSI TECHNOLOGY, INC. SUBSIDIARIES

GSI Technology Holdings, Inc., a Cayman Islands company

GSI Technology (BVI), Inc., a British Virgin Islands company

GSI Technology Taiwan, Inc., a Republic of China company

GSI Technology Israel Ltd., an Israeli company